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                      February 16, 2024

       Marc Fogassa
       Chief Executive Officer
       Jupiter Gold Corporation
       Rua Vereador Jo  o Alves Praes n   95-A
       Olhos D     gua , MG 39398-000 , Brazil

                                                        Re: Jupiter Gold
Corporation
                                                            Form 20-F for the
Fiscal Year ended December 31, 2022
                                                            Filed April 28,
2023
                                                            File No. 333-214872

       Dear Marc Fogassa:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation